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                                                                    EXHIBIT 99.1

                                                             [NEWS RELEASE LOGO]

[CENTURY ALUMINUM LOGO]

             CENTURY ALUMINUM COMPANY ANNOUNCES COMPLETION OF TENDER
                      OFFER AND REFINANCING OF INDEBTEDNESS

         AUGUST 26, 2004, MONTEREY, CA - Century Aluminum Company (NASDAQ: CENX) (the "Company") announced today that its tender offer and consent solicitation for its 11 3/4% Senior Secured First Mortgage Notes Due 2008 ("Notes")(CUSIP No. 156431AC2) expired at 10:00 a.m., New York City time, on August 26, 2004, and that it has purchased $315,055,000 in aggregate principal amount of Notes validly tendered in the tender offer and not withdrawn prior to the expiration date.

         Holders will receive $1,096.86 for each $1,000 principal amount of Notes purchased in the tender offer, plus accrued and unpaid interest. Holders who tendered their Notes prior to 5:00 p.m., New York City time, on August 6, 2004, will receive a consent payment of $20.00 per $1,000 of principal amount of Notes resulting in a total consideration of $1,116.86 for each $1,000 principal amount of Notes purchased in the tender offer, plus accrued and unpaid interest up to but not including the date of payment.

         The Company financed the tender offer and consent solicitation with the proceeds of its previously announced private offerings of 7 1/2% Senior Notes due 2014 ("Senior Notes") in the aggregate principal amount of $250,000,000 and 1.75% Senior Convertible Notes due 2024 ("Convertible Notes") in the aggregate principal amount of $175,000,000. The private offering of Convertible Notes closed August 9, 2004 resulting in net proceeds to the Company of approximately $169.3 million. The private offering of Senior Notes closed today and resulted in net proceeds to the Company of approximately $243.9 million. The Company plans to use the remaining proceeds from these offerings to fund certain expansion-related costs for the Company's Nordural facility and to repurchase Notes that were not tendered.

         The Company received tenders representing more than 96% of the outstanding principal amount of the Notes prior to 5:00 p.m., New York City time, on August 6, 2004. Following the purchase of the Notes accepted in the tender offer, $9,945,000 in aggregate principal amount of the Notes will remain outstanding and are scheduled to mature on April 15, 2008. In connection with the consent solicitation, the company entered into a supplemental indenture that eliminated substantially all of the restrictive covenants and certain default provisions contained in the indenture governing the remaining Notes.

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         The principal purpose of the tender offer and consent solicitation was to refinance Century's outstanding Notes with debt bearing a lower interest rate, thereby reducing the Company's annual interest expense.

         Credit Suisse First Boston LLC acted as the exclusive Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse First Boston's Liability Management Group, at (800) 820-1653 (toll-free) or (212) 538-0652 (collect). Requests for documents may be directed to Morrow & Co., Inc., the Information Agent, by telephone at (800) 607-0088 (toll-free), (800) 662-5200 (toll-free), or (212) 754-8000 (collect), or by
e-mail at cenx.info@morrowco.com.

         This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities, including the Notes.

         ABOUT CENTURY

         Century is a producer of primary aluminum with 615,000 metric-tons-per-year ("mtpy") of primary aluminum production capacity. Century owns and operates a 244,000-mtpy primary aluminum reduction facility at Hawesville, KY, a 170,000-mtpy facility in Ravenswood, WV and a 90,000-mtpy facility in Grundartangi, Iceland. Century also owns a 49.67-percent interest in a 222,000-mtpy facility in Mt. Holly, SC. Alcoa Inc. owns the remainder and is the operator of the facility. Century's corporate offices are located in Monterey, CA.

         FORWARD LOOKING STATEMENTS

         This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. Century has based its forward-looking statements on current expectations and projections about the future, however these statements are subject to risks, uncertainties and assumptions, any of which could cause Century's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in Century's filings with the Securities and Exchange Commission. Century does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

         CONTACT:

         Century Aluminum Company
         A.T. Posti, 831-642-9364